As filed with the Securities and Exchange Commission on July 8, 2003

                          Registration No. _________

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     FIRST CASH FINANCIAL SERVICES, INC.

            (Exact name of Registrant as specified in its charter)


         DELAWARE                  5932                        75-2237318
         --------                  ----                        ----------
      (State or other         (Primary Standard             (I.R.S. Employer
       jurisdiction of    Industrial Classification     Identification Number)
      incorporation or           Code Number)
        organization)

690 E. Lamar Blvd., Suite 400         Copy to:             Phillip E. Powell
   Arlington, Texas 76011     Thomas C. Pritchard, Esq.    690 E. Lamar Blvd.
       (817) 460-3947         Brewer & Pritchard, P.C.         Suite 400
  (Address, including zip      1111 Bagby, 24th Floor    Arlington, Texas 76011
 code, and telephone number,    Houston, Texas 77002   (Name, address, including
    including area code,        Phone (713) 209-2950    zip code, phone number,
      of registrant's            Fax (713) 209-2921      including area code,
 principal executive offices)                            of agent for service)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

================================================================================
  Title of Each Class                  Proposed    Proposed Maximum
     of Securities         Amount       Maximum       Aggregate       Amount of
        To Be              Being     Offering Price   Offering      Registration
      Registered         Registered   Per Share(1)    Price(1)          Fee
--------------------------------------------------------------------------------
 Resale of Common Stock
 Underlying Warrants      815,000       $14.45     $11,776,750        $953
--------------------------------------------------------------------------------
 TOTAL                                             $11,776,750        $953
================================================================================

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices for the common stock, as reported by the Nasdaq Stock Market on July 3, 2003, or $14.45 per share.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to completion, dated July 8, 2003

                                  PROSPECTUS
                     FIRST CASH FINANCIAL SERVICES, INC.

                        815,000 SHARES OF COMMON STOCK


      This prospectus relates to the resale of up to 815,000 shares of common
 stock  of  First  Cash   Financial  Services,  Inc.,  underlying   currently
 exercisable stock purchase warrants.

      The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution". We will not receive any proceeds from the sale of common stock by the selling stockholders, but may receive up to $7,300,625 upon the exercise of the warrants.

      Our common stock is traded on the Nasdaq National Market under the symbol "FCFS." On July 3, 2003, the last sale price of our common stock was $14.65 per share.

      Investing in our  common stock involves  risks.   You should  carefully
 consider the risks we have described under the caption "Risk Factors" beginning on page 2 before deciding whether to invest in our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary in a criminal offense.

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      The date of this prospectus is _______, 2003

                              TABLE OF CONTENTS

           Company .......................................      1

           Risk Factors...................................      2

           Use of Proceeds................................      6

           Description of Securities......................      7

           Plan of Distribution and Selling Stockholders..      9

           Incorporation of Certain Documents By Reference     11

           Available Information..........................     12

           SEC's Position on Indemnification..............     12

           Legal Matters..................................     12

           Experts........................................     12

 THE COMPANY
 -----------

      First Cash Financial Services, Inc. is a leading provider of specialty consumer finance products. The Company currently owns and operates 211 pawnshops and check cashing/short-term loan stores in eleven U.S. states and Mexico.

      The Company is the third largest publicly traded pawnshop operator in the United States and currently has 145 pawn stores in Texas, Oklahoma, South Carolina, Washington, D.C., Maryland, Missouri, Virginia and Mexico. The Company's pawnshops engage in both consumer finance and retail sales activities. They provide a convenient source for consumer loans, lending money against pledged tangible personal property such as jewelry, electronic equipment, tools, firearms, sporting goods and musical equipment. These pawn stores also function as retailers of previously-owned merchandise acquired in forfeited pawn transactions and over-the-counter purchases from customers. The pawnshops in certain markets also offer short-term advances as an additional loan product.

      The Company also currently owns 66 check cashing/short-term advance stores in Texas, California, the District of Columbia, Illinois, Oregon, South Carolina and Washington. These stores provide a broad range of consumer financial services, including check cashing, short-term advances, money order sales, wire transfers and bill payment services. In addition, the Company is a 50% partner in Cash & Go, Ltd., a Texas limited partnership, that currently owns and operates 41 financial services kiosks located inside convenience stores in the Texas market.

      The pawnshop industry, while mature, remains highly fragmented with approximately 15,000 stores in the United States. According to the investment banking firm Stephens, Inc. the three largest publicly traded pawnshop companies operate approximately 6% of the total pawnshops in the United States. Management believes significant economies of scale, increased operating efficiencies, and revenue growth are achievable by increasing the number of stores under operation and utilizing modern merchandising techniques, point of-sale systems, improved inventory management and store remodeling.

      The short-term advance industry is less fragmented than the pawnshop industry, but growing at a faster rate. Stephens, Inc. reports that the three largest operators control approximately one-quarter of the short-term advance market. At the same, according to Stephens, Inc., the number of short-term advance transactions is estimated to be growing nationwide at a rate of 15% to 20% per year. Despite concentration of major competitors in the short-term advance market, management believes that there are significant opportunities for growth, especially in certain states with large, underserved populations.

      The Company's objectives are to increase consumer pawn loans, short-term advance loans and retail sales through new store openings in strategically selected regions and to continue to enhance operating efficiencies and productivity in its existing stores. During fiscal 2001 and 2002, the Company opened 18 and 38 stores, respectively. The Company closed a total of 14 stores during fiscal 2001 and 2002. During fiscal 2002, the Company's revenues were derived 48% from retail merchandise sales, 49% from lending activities and 3% from other sources, primarily check-cashing fees.

      The Company was formed as a Texas corporation in July 1988 and in April 1991 the Company reincorporated as a Delaware corporation. Except as otherwise indicated, the term "Company" includes its wholly-owned subsidiaries, American Loan & Jewelry, Inc., WR Financial, Inc., Famous Pawn, Inc., JB Pawn, Inc., Cash & Go, Inc., Capital Pawnbrokers, Inc., Silver Hill Pawn, Inc., One Iron Ventures, Inc., Elegant Floors, Inc., First Cash S.A. de C.V., American Loan Employee Services, S.A. de C.V., First Cash, Ltd., First Cash Corp, First Cash Management, LLC, and First Cash, Inc. In addition, the Company owns 50% Cash & Go, Ltd, a Texas limited partnership, which it accounts for using the equity method. The Company is evaluating the applicability of FASB Interpretation No. 46, Consolidation of Variable Interest Entities _ An Interpretation of ARB No. 51, which is a recent accounting pronouncement that addresses consolidation by business enterprises of certain variable interest entities. If required, the potential consolidation of Cash & Go, Ltd., of which the Company owns a 50% interest, would become effective during the fiscal quarter ending September 30, 2003.

      The Company's principal executive offices are located at 690 East Lamar Blvd., Suite 400, Arlington, Texas 76011, and its telephone number is (817) 460-3947.

                                 RISK FACTORS
                                 ------------

      You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing the Company. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.

      Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the common stock could decline due to any of these risks, and you may lose all or part of your investment.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

 Management of Growth
 --------------------

      The success of the Company's growth strategy is dependent, in part, upon the ability to select advantageous locations, negotiate favorable leases, maintain adequate financial controls and reporting systems, to manage a larger operation and to obtain additional capital upon favorable terms. On average, a new store becomes profitable approximately six to twelve months after establishment. There can be no assurance that the Company will be able to successfully establish profitable new locations or manage a larger operation.

 Access to Credit
 ----------------

      The Company maintains a long-term line of credit with a group of commercial lenders. The current credit facility provides a $30 million long-term line of credit that matures on August 9, 2005 and bears interest at the prevailing LIBOR rate plus an applicable margin based upon a defined leverage ratio for the Company. Under the terms of the current credit facility, the Company is required to maintain certain financial ratios and comply with certain covenants. The purpose of the credit facility is to provide the working capital necessary to support the Company's lending and retail activities. Failure of the Company to maintain or renew the current credit facility upon its maturity at comparable terms and rates may adversely affect the Company's revenues, profitability and its ability to expand.

 Statutory Restrictions on Opening New Stores
 --------------------------------------------

      The Company's ability to open new pawn stores in Texas counties having a population of more than 250,000 may be adversely affected by a law which requires minimum distances between new or relocated pawn licenses. In addition, some counties in Maryland in which the Company currently operates have enacted moratoriums on new pawn licenses, which may adversely affect the Company's ability to expand its operations in those counties. Also, the present statutory and regulatory environment of some states for both pawnshops and check cashers renders expansion into those states impractical. For example, certain states require public sale of forfeited collateral or do not permit service charges sufficient to make pawnshop operations profitable.

 Availability of Qualified Store Management Personnel
 ----------------------------------------------------

      The Company's ability to expand may also be limited by the availability of qualified store management personnel. While the Company seeks to train existing qualified personnel for management positions and to create attractive compensation packages to retain existing management personnel, there can be no assurance that sufficient qualified personnel will be available to satisfy the Company's needs with respect to its planned expansion.

 Dependence on Key Personnel
 ---------------------------

      The success of the Company is dependent upon, among other things, the services of Phillip E. Powell, chairman of the board and chief executive officer, Rick L. Wessel, president, and Alan Barron, chief operating officer. The Company has entered into employment agreements with Messrs. Powell, Wessel and Barron. The loss of the services of any of these three officers could have a material adverse effect on the Company.

 Governmental Regulation
 -----------------------

 General

      The Company is subject to extensive regulation in most jurisdictions in which it operates, including jurisdictions that regulate pawn lending, short-term advance fees and check cashing fees. The Company's pawnshop and short-term advance operations in the United States are subject to, and must comply with, extensive regulation, supervision and licensing from various federal, state and local statutes, ordinances and regulations. These statutes prescribe, among other things, service charges and interest rates that may be charged. These regulatory agencies have broad discretionary authority. The Company is also subject to federal and state regulation relating to the reporting and recording of certain currency transactions. The Company's pawnshop operations in Mexico are also subject to, and must comply with, general business, tax and consumer protection regulations from various federal, state and local governmental agencies in Mexico. There can be no assurance that additional state or federal statutes or regulations in either the United States or Mexico will not be enacted or that existing laws and regulations will not be amended at some future date which could inhibit the ability of the Company to expand, significantly decrease the service charges for lending money, or prohibit or more stringently regulate the sale of certain goods, any of which could cause a significant adverse effect on the Company's future prospects.

 State Regulations

      The Company operates in seven states that have licensing and/or fee regulations on pawns, including Texas, Oklahoma, Maryland, Virginia, South Carolina, Washington, D.C., and Missouri. The Company is licensed in each of the states in which a license is currently required for it to operate as a pawnbroker. The Company's fee structures are at or below the applicable rate ceilings adopted by each of these states. In addition, the Company is in compliance with the net asset requirements in states where it is required to maintain certain levels of liquid assets for each pawn store it operates in the applicable state.

      The Company also operates in states that have licensing, and/or fee regulations on check cashing and short-term advances, including California, Washington, Missouri, South Carolina, Oregon, Illinois and Washington, D.C. The Company is licensed in each of the states in which a license is currently required for it to operate as a check casher and/or short-term lender. In addition, in some jurisdictions, check cashing companies or money transmission agents are required to meet minimum bonding or capital requirements and are subject to record-keeping requirements.

      In Texas, which does not have favorable short-term lending laws, the Company has entered into an agreement with County Bank of Rehoboth Beach, Delaware, a federally insured state of Delaware chartered financial institution, to act as a loan servicer within the state of Texas for County Bank. As compensation for the Company acting as County Bank's loan servicer, the Company is entitled to purchase a participation in the loans made by County Bank. The Company's ability to continue to maintain its current relationship with County Bank and to continue to service County Bank loans within the state of Texas is subject to County Bank's ability to continue to export its loan product to the state of Texas. There can be no assurance that County Bank will be able to continue to export its loan product to the state of Texas and the bank's failure to do so could have a materially adverse impact on the Company's operations and financial condition.

 Federal Regulations

      The U.S. Office of Comptroller of the Currency has recently initiated enforcement actions to restrict the ability of nationally chartered banks to establish or maintain relationships with loan servicers in order to make out-of-state short-term advance loans. The Company does not currently maintain nor intend in the future to establish loan-servicing relationships with nationally chartered banks. The Federal Deposit Insurance Corporation ("FDIC"), which regulates the ability of state chartered banks to enter into relationships with loan servicers, has recently issued examiner guidelines under which such arrangements are permitted. Texas is the only state in which the Company functions as loan servicer through a relationship with a state chartered bank, County Bank of Rehoboth Beach, Delaware, that is subject to the FDIC examiner guidelines. The effect of the new guidelines on the Company's ability to offer short-term advances in Texas under its current loan servicing arrangement with County Bank is unknown at this time. If the FDIC's new guidelines ultimately restrict the ability of state banks to maintain relationships with loans servicers, it could have a materially adverse impact on the Company's operations and financial condition.

      Under the Bank Secrecy Act regulations of the U.S. Department of the Treasury (the "Treasury Department"), transactions involving currency in an amount greater than $10,000 or the purchase of monetary instruments for cash in amounts from $3,000 to $10,000 must be recorded. In general, every financial institution, including the Company, must report each deposit, withdrawal, exchange of currency or other payment or transfer, whether by, through or to the financial institution, that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as single transactions if the financial institution has knowledge that the transactions are by, or on behalf of, any person and result in either cash in or cash out totaling more than $10,000 during any one business day.

      The Money Laundering Suppression Act of 1994 added a section to the Bank Secrecy Act requiring the registration of "money services businesses," like the Company, that engage in check-cashing, currency exchange, money transmission, or the issuance or redemption of money orders, traveler's checks, and similar instruments. The purpose of the registration is to enable governmental authorities to better enforce laws prohibiting money laundering and other illegal activities. The regulations require money services businesses to register with the Treasury Department, by filing a form to be adopted by the Financial Crimes Enforcement Network of the Treasury Department ("FinCEN"), by December 31, 2001 and to re-register at least every two years thereafter. The regulations also require that a money services business maintain a list of names and addresses of, and other information about, its agents and that the list be made available to any requesting law enforcement agency (through FinCEN). That agent list must be updated at least annually.

      In March 2000, FinCEN adopted additional regulations, implementing the Bank Secrecy Act that is also addressed to money services businesses. In pertinent part, those regulations will require money services businesses like the Company to report suspicious transactions involving at least $2,000 to FinCEN. The regulations generally describe three classes of reportable suspicious transactions _ one or more related transactions that the money services business knows, suspects, or has reason to suspect (1) involve funds derived from illegal activity or are intended to hide or disguise such funds, (2) are designed to evade the requirements of the Bank Secrecy Act, or (3) appear to serve no business or lawful purpose.

      Under the USA PATRIOT Act passed by Congress in 2001, the Company is required to maintain an anti-money laundering compliance program. The program must include (1) the development of internal policies, procedures and controls; (2) the designation of a compliance officer; (3) an ongoing employee training program; and (4) an independent audit function to test the program. The United States Department of Treasury is expected to issue regulations specifying the appropriate features and elements of the anti-money laundering compliance programs for the pawnbrokering and short-term advance industries.

      The Gramm-Leach-Bliley Act and its implementing federal regulations require the Company to generally protect the confidentiality of its customers' nonpublic personal information and to disclose to its customers its privacy policy and practices, including those regarding sharing the customers' nonpublic personal information with third parties. Such disclosure must be made to customers at the time the customer relationship is established, at least annually thereafter, and if there is a change in the Company's privacy policy.

      With respect to firearms sales, the Company must comply with the regulations promulgated by the Department of the Treasury-Bureau of Alcohol, Tobacco and Firearms, which requires firearms dealers to maintain a permanent written record of all firearms that it receives or sells. The Company does not currently sell handguns to the public.

 Proposed Regulations

      Governmental action to prohibit or restrict short-term advances has been advocated over the past few years by consumer advocacy groups and by media reports and stories. The consumer groups and media stories typically focus on the cost to a consumer for that type of short-term advance, which is higher than the interest typically charged by credit-card issuers to a more creditworthy consumer. The consumer groups and media stories typically characterize short-term advance activities as abusive toward consumers. During the last few years, legislation has been introduced in the United States Congress and in certain state legislatures, and regulatory authorities have proposed or publicly addressed the possibility of proposing regulations, that would prohibit or restrict short-term advances.

      Legislation and regulatory action at the state level that affects consumer lending has recently become effective in a few states and may be taken in other states. The Company intends to continue, with others in the short-term advance industry, to oppose legislative or regulatory action that would prohibit or restrict short-term advances. But if legislative or regulatory action with that effect were taken on the federal level or in states such as Texas, in which the Company has a significant number of stores, that action could have a material adverse effect on the Company's short-term advance-related activities and revenues. There can be no assurance that additional local, state, or federal legislation will not be enacted or that existing laws and regulations will not be amended, which would materially, adversely impact the Company's operations and financial condition..

 Competition
 -----------

      The Company encounters significant competition in connection with the operation of both its pawnshop and check cashing/short-term advance businesses. In connection with lending operations, the Company competes with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured as well as on a secured basis. The Company's competitors in connection with its retail sales include numerous retail and discount stores. In connection with its check cashing/short-term advance operations, the Company competes with large payday advance operators, banks, grocery stores, and other check cashing companies. Many competitors have greater financial resources than the Company. These competitive conditions may adversely affect the Company's revenues, profitability and ability to expand.

 Risks Related to Rightful Owner Claims
 --------------------------------------

      In connection with pawnshops operated by the Company, there is the risk that acquired merchandise may be subject to claims of rightful owners. Historically, the Company has not found these claims to have a material adverse effect on results of operations, and, accordingly, the Company does not maintain insurance to cover the costs of returning merchandise to its rightful owners. The Company requires each customer obtaining a loan to provide appropriate identification. Under some municipal ordinances, pawn stores must provide the police department having jurisdiction copies of all daily transactions involving pawns and over-the-counter purchases. These daily transaction reports are designed to provide the local police with a detailed description of the goods involved including serial numbers, if any, and the name and address of the owner obtained from a valid identification card. If these ordinances are applicable, a copy of the transaction ticket is provided to local law enforcement agencies for processing by the National Crime Investigative Computer to determine rightful ownership. Goods held to secure pawns or goods purchased which are determined to belong to an owner other than the borrower or seller are subject to recovery by the rightful owners.

 Market Risks
 ------------

      Market risks relating to the Company's operations result primarily from changes in interest rates, foreign exchange rates, and gold prices. The Company does not engage in speculative or leveraged transactions, nor does it hold or issue financial instruments for trading purposes.

 Interest Rate Risk

      The Company is exposed to market risk in the form of interest rate risk. At December 31, 2002, the Company had $28 million outstanding under its revolving line of credit. This revolving line is priced with a variable rate based on LIBOR or a base rate, plus an applicable margin based on a defined leverage ratio for the Company. Based on the average outstanding indebtedness during the year ended December 31, 2002, a 10% increase in interest rates would have increased the Company's interest expense by approximately $2,692,000 for the year ended December 31, 2002. At March 31, 2003, the Company had $17 million outstanding under its revolving line of credit.

 Foreign Currency Risk

      Most of the Company's pawn loans in Mexico are contracted and valued in U.S. dollars and therefore the Company bears limited exchange risk from its operations in Mexico. The Company maintained certain peso denominated bank balances at March 31, 2003, which converted to a US dollar equivalent of $35,000.

 Gold Price Risk

      A significant and sustained decline in the price of gold would negatively impact the value of jewelry inventories held by the Company and the value of jewelry pledged as collateral by pawn customers. As a result, the Company's profit margins on existing jewelry inventories would be negatively impacted, as would be the potential profit margins on jewelry currently pledged as collateral by pawn customers in the event it is forfeited by the pawn customer. In addition, a decline in gold prices could result in a lower balance of pawn loans outstanding for the Company as customers would receive lower loan amounts for individual pieces of jewelry. The Company believes that many customers would be willing to add additional items of value to their pledge in order to obtain the desired loan amount, thus mitigating a portion of this risk.


                          FORWARD-LOOKING STATEMENTS
                          --------------------------

      This prospectus contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and
 Section 21E of the Exchange Act. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "projects," "estimates," "will," "should," "plans," or
 "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Such statements include, but are not limited to, the discussions of the Company's operations, liquidity, and capital resources. Forward-looking statements are included in the "Risk Factors" section of this prospectus, as well as in the Company's filings with the Securities and Exchange Commission pursuant to the Exchange Act, some of which are incorporated by reference herein. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Generally, these statements relate to business plans, strategies, anticipated strategies, levels of capital expenditures, liquidity and anticipated capital funding needed to effect the business plan. All phases of the Company's operations are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and cannot be predicted with any degree of accuracy. Factors such as changes in regional or national economic conditions, changes in governmental regulations, unforeseen litigation, the ability to maintain favorable third-party bank relationships as it relates to providing short-term lending products in certain markets, changes in interest rates or tax rates, significant changes in the prevailing market price of gold, future business decisions and other uncertainties may cause results to differ materially from those anticipated by some of the statements made in this prospectus. In light of the significant uncertainties inherent in forward looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained this prospectus speak only as of the date of this prospectus and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based.


                               USE OF PROCEEDS
                               ---------------
      We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus, although the sale of shares issuable upon a cash exercise of the warrants will be preceded by the payment to us of the warrant exercise price. The maximum gross proceeds that we might receive upon exercise of the warrants is approximately $7,300,625. We intend to use any such proceeds for general working capital. There can be no assurance, however, that the warrants will be exercised for cash, or at all.


                          DESCRIPTION OF SECURITIES
                          -------------------------
 Common Stock

      The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.0l per share. As of July 3, 2003, there were 8,959,187 shares of Common Stock issued and outstanding that were held of record by approximately 67 shareholders. We have reserved for issuance an aggregate of 4,087,848 shares of Common Stock underlying the Company's stock option plans and currently outstanding stock purchase warrants.

      Holders of Common Stock are entitled, among other things, to one vote per share on each matter submitted to a vote of stockholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

 Preferred Stock

      The Company is authorized to issue 10,000,000 shares of preferred stock, from time to time, in series and with respect to each series to determine (i) the number of shares constituting such series, (ii) the dividend rate on the shares of each series, (iii) whether such dividends shall be cumulative and the relation of such dividends payable on any other class or series of stock, (iv) whether the shares of each series shall be redeemable and the terms thereof, (v) whether the shares shall be convertible into Common Stock and the terms thereof, (vi) the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of the Company, (vii) the voting rights, if any, of shares of each series and (viii) generally, any other designations, powers, preferences, rights and privileges consistent with the certificate of incorporation for each series and any qualifications, limitations or restrictions.

      It is not possible to state the actual effect of the issuance of preferred stock upon the rights of holders of Common Stock until the Board of Directors determines the specific rights of the holders of a series of preferred stock.

      However, such effects might include, among other things, restricting dividends on Common Stock, diluting the voting power of Common Stock, impairing the liquidation rights of Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders.

 Options and Warrants

      As of July 7, 2003, the Company has issued options to purchase an aggregate of 1,097,750 shares of Common Stock at exercise prices ranging from $2.00 to $10.00 per share, expiring between April 2005 and January 2013. As of July 7, 2003, the Company has issued warrants to purchase an aggregate of 1,634,661 shares of Common Stock at exercise prices ranging from $2.00 to $13.00 per share, expiring between April 2005 and June 2013.

 Transfer Agent

      The transfer agent and registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.
 Delaware Anti-Takeover Law

      The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combinations with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) before such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Section 203 defines business combination to include (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder of 10% or more of assets of the corporation, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general,
 Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such an entity or person.


                PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS
                ---------------------------------------------

      This prospectus relates to the resale from time to time of up to a total of 815,000 shares of Company common stock by the selling stockholders, which shares are comprised of currently exercisable common stock purchase warrants. The following table sets forth certain information with respect to the registration of shares of common stock. The Company might receive up to $7,300,625 upon exercise of the warrants. We have prepared the table based on information given to us by the selling stockholders on or before June 24, 2003, and assuming that such shares, the resale of which is being registered hereby, are sold.

                                                         Shares of Common
                            Shares                      Stock Beneficially
                         Beneficially                 Owned After the Offering
                             Owned                    ------------------------
                         Before Resale Amount Offered      Number  Percentage
                         ------------- --------------     -------  ----------
  Alan Barron               273,886        65,000         208,886     2.29%
  Joe Love                  441,500        75,000         366,500     3.96%
  Christopher J. Lee         54,837        20,000          34,837     0.39%
  Clarence L. Woodcock       10,000        10,000               0     0.00%
  Cynthia White              10,343        10,000             343     0.00%
  Dennis Norris               2,276         2,000             276     0.00%
  James Don Dougan           18,502         2,000          16,502     0.18%
  Jan A. Hartz               16,917        15,000           1,917     0.02%
  Jeffrey Angelcyk           10,863        10,000             863     0.01%
  Jimmy Seale                25,000        15,000          10,000     0.11%
  John Powell                10,000        10,000               0     0.00%
  Jose A. Ramirez             6,898         2,000           4,898     0.05%
  Michael McCollum            8,603         2,000           6,603     0.07%
  Miguel J. Trevino           2,382         2,000             382     0.00%
  Nancy Talley               12,141        12,000             141     0.00%
  Peter McDonald             27,854        13,000          14,854     0.17%
  Raul Ramos                 35,000        20,000          15,000     0.17%
  Richard Burke           1,588,000        25,000       1,563,000    17.10%
  Rick Powell             1,151,537       300,000         851,537     8.48%
  Rick Wessel               535,378       180,000         355,378     3.78%
  Tara Schuchmann           101,000        25,000          76,000     0.84%


      Richard Burke,  Joe  Love and  Tara  Schuchmann are  directors  of  the
 Company. The warrants referenced in the table above for Mr. Burke and Ms. Schuchmann are exercisable at $4.00 per share. Of the warrants referenced above for Mr. Love, 25,000 are exercisable at $4.625 per share and 50,000 are exercisable at $8.00 per share.

      Phillip E. Powell is the chairman of the board and chief executive officer of the Company. Of the warrants referenced in the table above for Mr. Powell, 150,000 are exercisable at $8.00 per share, 100,000 are exercisable at $10.10 per share and 50,000 are exercisable at $11.50 per share. Rick Wessel is the president of the Company. Of the warrants referenced in the table above for Mr. Wessel, 100,000 are exercisable at $8.00 per share and 80,000 are exercisable at $11.50 per share. Alan Barron is the chief operating officer of the Company. Of the warrants referenced in the table above for Mr. Barron, 25,000 are exercisable at $8.00 per share and 40,000 are exercisable at $13.00 per share.

      All other warrants referenced in the table above are exercisable at $8.00 per share.

      The selling stockholders (or, subject to applicable law, their pledges, donees, distributes, transferees, or successors-in-interest) are offering shares of our common stock that will be acquired from us upon exercise of common stock purchase warrants issued by us to the selling stockholders. This prospectus covers the selling stockholders' resale of up to 815,000 shares of common stock underlying currently exercisable stock purchase warrants.

      In connection with our issuance to the selling stockholders of the Company common stock, we are filing a Registration Statement on Form S-3 with the Securities and Exchange Commission. The registration statement covers the resale of the Company common stock from time-to-time as indicated in this prospectus. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective so long as the warrants are outstanding and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act of 1933 that could arise in connection with the selling stockholders' sale of the shares covered by this prospectus. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

      The selling stockholders may sell the shares of Company common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus. As a result, pledges, donees, transferees or other successors-in-interest that receive such shares as a gift, dividend distribution or other non-sale related transfer may offer shares of Company common stock covered by this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, the selling stockholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

      The selling stockholders may sell shares of Company common stock from time-to-time in one or more transactions:

    *  at fixed prices that may be changed;
    *  at market prices prevailing at the time of sale; or
    * at prices related to such prevailing market prices or at negotiated prices.

      The selling stockholders may offer their shares of common stock in one or more of the following transactions:

    * on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;
    *  in the over-the-counter market;
    *  in privately negotiated transactions;
    *  through options;
    *  by pledge to secure debts and other obligations;
    *  by a combination of the above methods of sale; or
    *  to cover short sales made pursuant to this prospectus.

      In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledge shares pursuant to this prospectus.

      The Commission may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The Commission may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the common stock in the ordinary course of its business, and at the time the selling stockholder purchased the common stock it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

      Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling shareholder or any such other person.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
               -----------------------------------------------

      The following documents filed by the Company with the Commission are incorporated in this prospectus by reference:

      a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 27, 2003.
      b) The Company's definitive proxy statement for the July 10, 2003 annual meeting, filed on April 30, 2003.
      c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 8, 2003.
      d) The Company's current reports filed on Form 8-K, filed on April 8, 2003, April 25, 2003 and May 14, 2003.


      All financial statements included in the above-referenced filings should be read in conjunction with the Risk Factors section of this prospectus.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

      The Company will provide, without charge upon oral or written request, to each person to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. Requests for such documents should be directed to the Company, 690 East Lamar, Suite 400, Arlington, Texas 76011, attention: Rick Wessel.

      Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                            AVAILABLE INFORMATION
                            ---------------------

      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

      This prospectus is part of a registration statement on Form S-3 that the Company has filed with the SEC relating to the common stock underlying currently exercisable stock purchase warrants. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its website.


                      SEC'S POSITION ON INDEMNIFICATION
                      ---------------------------------

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                LEGAL MATTERS
                                -------------

      Certain matters in connection with the resale of the shares by the selling stockholders will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.


                                   EXPERTS
                                   -------

      The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------

 Item 14. Other Expenses of Issuance and Distribution

 The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Company.

 Filing Fee for Registration Statement.............     $      952.74
 NASD Filing Fee    ...............................     $        0.00
 Printing, Engraving and Mailing Fees..............     $      500.00
 Legal Fees and Expenses...........................     $    3,000.00
 Accounting Fees and Expenses......................     $    2,500.00
 Blue Sky Fees and Expenses    ....................     $        0.00
 Transfer Agent Fees    ...........................     $        0.00
 Miscellaneous    .................................     $        0.00
                                                         ------------
 Total    .........................................     $    6,952.74
                                                         ============

 Item 15. Indemnification of Directors and Officers

      Article X of the Certificate of Incorporation of the Company provides for indemnification of officers, directors, agents and employees of the Company as follows:

      (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify and such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required standards of conduct which make it permissible under law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the law, nor an actual determination by the Corporation (including its Boards of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the law.

      The foregoing discussion of the Company's Certificate of Incorporation, and of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and Statutes, respectively.


 Item 16.   Exhibits

    5.1(1)  Opinion of Brewer and Pritchard, PC
   23.1(1) Consent of Deloitte & Touche LLP, independent public accountants. 23.2(1) Consent of Brewer and Pritchard PC (contained in Exhibit 5.1)

   (1) Filed herein.


 Item 17. Undertakings

      a)   The undersigned registrant hereby undertakes:

           1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                iii)      To include any material information with respect to
           the plan of distribution nor previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a) (1) (I) and (a) (1) (II) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by the reference in the Registration Statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Texas, on July 7, 2003.

                               FIRST CASH FINANCIAL SERVICES, INC.



                               By: /s/ Phillip E. Powell
                                   ------------------------------------------
                                   Phillip E. Powell, Chief Executive Officer


      Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


 Signature                   Position                           Date


 By: /s/ Phillip E. Powell   Chairman of the Board and          July 7, 2003
     Phillip E. Powell       Chief Executive Officer


 By: /s/ Rick L. Wessel      President, Secretary, Treasurer    July 7, 2003
     Rick L. Wessel          and Director


 By: /s/ Joe R. Love         Director                           July 7, 2003
     Joe R. Love


 By: /s/ Richard T. Burke    Director                           July 7, 2003
     Richard T. Burke


 By:  /s/ R. Douglas Orr     Chief Financial Officer            July 7, 2003
      R. Douglas Orr